Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of Toppoint Holdings, Inc.

We hereby consent to the incorporation by reference in this Registration Statement Form S-8 of Toppoint Holdings, Inc. (the “Company”) of our report dated May 13, 2024 except for Notes 5 and 7, as to which the date is June 20, 2024; and Note 2, as to which the date is September 23, 2024 and Note 10, as to which the date is October 17, 2024 which appears in Prospectus, dated January 21, 2025, filed with the U.S. Securities and Exchange Commission relating to the Registration Statement on Form S-1, as amended (File No. 333-281474).

/s/ TAAD LLP

Diamond Bar, California

January 23, 2025